Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES QUARTERLY DIVIDEND

January 20, 2016

Contact: Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 20, 2016) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on January 20, 2016, of $0.20 per common share payable February 17, 2016 to shareholders of record on February 3, 2016.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Towns of Ashburn, Round Hill and Purcellville, VA. The Company’s common stock trades on the OTC Markets Group’s OTCQX Market under the symbol EFSI.